UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2022

Societal CDMO, Inc.

(Exact name of Registrant as Specified in Its Charter)

Pennsylvania	001-36329	26-1523233
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 E. Uwchlan Ave, Suite 112
Exton, Pennsylvania	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 770 534-8239

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	SCTL	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase and Sale Agreement and Lease Agreement

On December 9, 2022, Societal CDMO Gainesville, LLC (the “Societal Gainesville”), a wholly owned subsidiary of Societal CDMO Inc. (the “Company”), entered into a purchase and sale agreement (the “Purchase Agreement”) with Tenet Equity Funding SPE Gainesville, LLC (the “Purchaser”), a subsidiary of Tenet Equity L.P., pursuant to which Societal Gainesville agreed to sell certain real estate located at 1300 Gould Drive, Gainesville, Georgia 30504 (the “Property”) to the Purchaser for a purchase price of $39.0 million (the “Sale-Leaseback Transaction”). The closing of the Sale-Leaseback Transaction is conditioned on, among other things, the outstanding principal amount of the term loan under the Athyrium Credit Agreement (as defined below) being reduced to $40 million or less (after the application of the proceeds from the Sale-Leaseback Transaction).

Pursuant to the terms of the Purchase Agreement, upon the closing of the Sale-Leaseback Transaction, Societal Gainesville and the Purchaser will enter into a lease agreement (the “Lease”), pursuant to which Societal Gainesville will lease the Property from the Purchaser for an initial term of 20 years, with four renewal options of 10 years each. The total annual base rent under the Lease will be approximately $3.5 million per year and will increase (i) on the first anniversary of the effective date of the Lease, by the greater of (A) 3% and (B) the change in the consumer price index, not to exceed 5%; and (ii) thereafter, on each successive anniversary of the effective date of the Lease, at a rate of 3%. Societal Gainesville will also be responsible for payment of all operating expenses, property taxes and insurance for the Property. Pursuant to the terms of the Lease, Societal Gainesville will have a purchase option every 10 years and a right of first offer and a right of first refusal to purchase the Property should the Purchaser intend to sell the Property to a third party.

Seventh Amendment to Athyrium Credit Agreement

On December 9, 2022, the Company entered into a Seventh Amendment to Credit Agreement (the “Amendment”) by and among the Company, the Guarantors (defined below), the Lenders (defined below), and Athyrium Opportunities III Acquisition LP (“Athyrium Opportunities III”), in its capacity as the administrative agent. The Amendment further amends that certain Credit Agreement, dated as of November 17, 2017 (as amended from time to time, the “Athyrium Credit Agreement”), by and among the Company, the Company’s subsidiaries named as guarantors therein (the “Guarantors”), the lenders party thereto (the “Lenders”), and Athyrium Opportunities III.

The Amendment provides, among other things: (i) Athyrium Opportunities III’s and the Lenders’ required consent regarding the Sale-Leaseback Transaction; (ii) for certain amendments to the Athyrium Credit Agreement, including an adjustment to the amount and timing of the required principal amortization payments, made in conjunction with the Sale-Leaseback Transaction; and (iii) for a prepayment of the terms loans made under the Athyrium Credit Agreement in an aggregate amount equal to the $60 million in aggregate principal amount (plus accrued and unpaid interest and the required exit fee).

RBC Credit Agreement

On December 12, 2022 the Company entered into a Credit Agreement (the “RBC Credit Agreement”), by and among the Company, the Company’s subsidiaries named as guarantors therein, Royal Bank of Canada, in its capacity as the administrative agent (“RBC”), and the lenders named therein. The RBC Credit Agreement provides for a term loan in the original principal amount of up to $37.5 million (the “Term A Loan”) to be funded on the closing date thereof, which is expected to occur before the end of 2022 upon the satisfaction of the closing conditions set forth in the RBC Credit Agreement (the “Closing”). The maturity date of the Term A Loan is the three-year anniversary of the Closing (the “Maturity Date”).

The Closing and funding of the RBC Credit Agreement is contingent on certain closing conditions, including the completion of the Sale-Leaseback Transaction, a minimum $32.5 million equity financing being raised by the Company, and full repayment of all existing debt facilities, including the term loan under the Athyrium Credit Agreement. The original principal amount of the Term A Loan shall be adjusted lower on a dollar for dollar basis to the extent such equity financing is greater than $32.5 million; provided that such original principal amount shall be not be less than $35 million.

The Term A Loan will bear interest at a floating rate equal to the three-month term Secured Overnight Financing Rate (“SOFR”), with an initial floor of 1%, plus an applicable margin that is equal to 4.50% per annum for the first year following Closing and increases to 5.00% for the second year following Closing and 5.50% for the third year following Closing and thereafter, with quarterly interest payments due and owing until the Maturity Date. The outstanding principal amount of the Term A Loan will be repaid in quarterly amortization payments (subject to the Asset Paydown (defined below)), commencing with the quarter ending March 31, 2023, in an amount equal to (i) 1.25% of the original principal amount for all quarterly principal payments made through December 31, 2023; (ii) 1.875% of the original principal amount for all quarterly principal payments due for the quarter ending March 31, 2024 through the quarter ending December 31, 2024; (iii) 2.50% of the original principal amount for all quarterly principal payments due for the quarter ending March 31, 2025 until the Maturity Date; and (iv) all outstanding principal amount of the Term A Loan shall be deemed to be $10 million less than the fully funded amount for purposes of calculating amortization payments upon the occurrence of the Asset Paydown (as defined below) if it occurs within 12 months from the funding date of the Term A Loan. The remaining unpaid principal amount of Term A Loan is due and payable on the Maturity Date.

Subject to certain exceptions, the Company is required to make mandatory prepayments of the Term A Loan with the cash proceeds received in respect of asset sales, extraordinary receipts and debt issuances, upon a change of control and specified other events. Additionally, the Company is obligated to repay $10 million of principal within 12 months of the Closing upon the sale of certain real property located at the Property (the “Asset Paydown”). If such real property is not sold within the first 12 months of the Closing, (i) the amortization percentages referenced above will increase by an additional 0.625% for each installment due until such time as such real property is sold and the Asset Paydown is made and (ii) the Company will be required to pay, ratably to the lenders as of the date 12 months after the funding of the RBC Credit Agreement, a fee equal to 1.00% of the original principal balance of the Term A Loan funded on the funding date.

The Company may make voluntary principal prepayments in whole or in part, provided that such prepayments are in minimum amounts of $1 million and in whole multiples of $250,000 in excess thereof. Such prepayments will not be subject to any prepayment fee or penalty outside of any compensation required to be paid to lenders on account of any actual loss or expense related to liquidation or reemployment of deposits or other funds required for the lender to maintain term SOFR loans (but shall not include compensation for loss of anticipated profits).

The Company expects to use the proceeds from the Term A Loan to repay in full all outstanding indebtedness under the Athyrium Credit Agreement and terminate such agreement, which had provided the Company with $100 million in term loan due on December 31, 2023, at an interest rate equal to the three-month LIBOR rate, with a 1% floor plus 8.25% per annum.

At September 30, 2022, the Company reported unamortized deferred issuance costs of $5.7 million related to the Athyrium Credit Agreement. The Company expects there will be a non-cash write-off of this balance in the fourth quarter of 2022 as a result of us entering into the RBC Credit Agreement, in addition to certain other fees and expenses, which the Company plans to present in the aggregate as a loss on extinguishment of debt within the consolidated statement of operations.

The RBC Credit Agreement contains representations and warranties and affirmative and negative covenants customary for financings of this type as well as customary events of default. Certain of the customary negative covenants limit the ability of the Company and certain of its subsidiaries, among other things, to incur debt, grant liens, make investments, make acquisitions, make certain restricted payments and sell assets, subject to certain exceptions. In addition, the RBC Credit Agreement requires the Company to comply with a minimum liquidity covenant that is measured as of the end of each fiscal quarter and requires at least $4 million of liquidity through September 30, 2023 (which amount increases to $4.5 million and $5 million in subsequent periods). The RBC Credit Agreement also includes a maximum leverage ratio beginning at 3.75:1.00 and stepping down to 2.75:1.00 and a minimum fixed charge ratio of 1.15:1.00, with both covenants being measured as of the end of each fiscal quarter.

The representations, warranties and covenants contained in the RBC Credit Agreement were made solely for the benefit of the parties to the RBC Credit Agreement. In addition, such representations, warranties and covenants (i) are intended not as statements of fact, but rather as a way of allocating the risk between the parties to the RBC Credit Agreement, (ii) have been qualified by reference to confidential disclosures made by the parties in connection with the RBC Credit Agreement and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company. Accordingly, the RBC Credit Agreement is included with this Current Report on Form 8-K only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Shareholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the RBC Credit Agreement, which subsequent information may or may not be fully reflected in public disclosures.

At the Closing, pursuant to the related security agreement to be entered into at the Closing between the Company, each of its subsidiary guarantors, and RBC, the Company and each of its subsidiary guarantors will grant RBC a security interest in substantially all of their assets to secure their obligations to RBC under the RBC Credit Agreement.

The foregoing descriptions of the Purchase Agreement, Lease, Amendment, and the RBC Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement, Lease, Amendment, and the RBC Credit Agreement which are filed herewith as Exhibits 10.1, 10.2, 10.3, and 10.4, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01.	Other Events

Attached as Exhibit 99.1 is a presentation, including certain financial information, that the Company will use from time to time in presentations or discussions with investors, analysts, and/or other parties.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Below is a list of exhibits included with this Current Report on Form 8-K.

Exhibit No.	Document

10.1	Purchase and Sale Agreement, dated as of December 9, 2022, by and between Societal CDMO Gainesville, LLC and Tenet Equity Funding SPE Gainesville, LLC

10.2	Form of Lease Agreement to be entered into by and between Societal CDMO Gainesville, LLC and Tenet Equity Funding SPE Gainesville, LLC

10.3	Seventh Amendment to Credit Agreement, dated as of December 9, 2022, by and among Societal CDMO, Inc., certain subsidiaries of Societal CDMO, Inc., named as guarantors therein, the lenders named therein and Athyrium Opportunities III Acquisition LP, as administrative agent

10.4	Credit Agreement, dated as of December 12, 2022, by Societal CDMO, Inc. in favor of RBC Capital Markets, LLC

99.1	Investor Presentation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Societal CDMO, Inc.

Date: December 12, 2022	By:	/s/ J. David Enloe, Jr.
J. David Enloe, Jr.
President and Chief Executive Officer